Valmont Announces First Quarter Results

Highlights:

•	Record first quarter sales, operating income and net earnings.
•	First quarter sales increased 8%, operating income rose 16% and net earnings were 21% higher.
•	First quarter utility sales increased 74% and operating income reached 22% of segment sales.
•	First quarter irrigation sales decreased 21% and operating income fell 46%.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services, reported sales for the first quarter of $455.2 million compared with $422.3 million for the same period of 2008. First quarter 2009 net earnings were $35.9 million, or $1.37 per diluted share, versus first quarter 2008 net earnings of $29.7 million, or $1.13 per diluted share.

First Quarter Review:

“A substantial increase in Utility Support Structures Segment sales, combined with a modest increase in Engineered Support Structures Segment sales more than offset lower sales in our other segments,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer. “Our irrigation customers reacted to uncertainty in the global economy and significantly lower commodity prices by purchasing substantially less irrigation equipment. Weakness in the general industrial economy lowered demand for coatings services.

“Utility Support Structures margins improved with the increase in volumes and good operating leverage. In the Engineered Support Structures Segment, margins weakened due to an unfavorable sales mix and competitive pricing pressure. Additionally, margins in our Engineered Support Structures and Irrigation Segments were pressured by manufacturing de-leverage due to lower volumes. Despite lower volumes, Coatings Segment margins improved due to good cost control.

-more-

“Despite these challenges, first quarter operating income increased and operating income as a percent of sales was 12.8%, an improvement of 8 tenths of a percentage point above last year’s record first quarter levels.”

First Quarter Segment Review:

Utility Support Structures Segment (39% of 1st Quarter Net Sales)

Steel and concrete structures for the North American electric utility industry.

Sales increased 74% to $176.0 million compared with $101.2 million in 2008. Sales grew due to very strong demand in the North American utilities market and shipments of some large orders. The timing and size of shipments in this segment can fluctuate substantially and the Company cautions against annualizing quarterly trends. Driving sales growth is an increase in investment by utility companies in the electrical transmission grid. Following a period of underinvestment, utilities are adding transmission capacity to improve reliability. Valmont participates in this build-out by providing engineering and manufacturing expertise for transmission, distribution and substation structures.

Mostly due to better fixed cost leverage on increased volumes and a favorable mix, operating income grew to $39.0 million and was 22.1% of sales.

Engineered Support Structures Segment(30% of 1st Quarter Net Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes utility structures outside of North America.

First quarter sales were $158.4 million, an increase of 6% from $149.4 million in 2008. The impact of acquisitions made during 2008, plus an increase in inter-company utility sales helped offset lower global demand. In North America, a weak housing and commercial construction market lowered commercial lighting product demand. We believe lighting and traffic product demand was lower due to uncertainty over federal stimulus programs and concern over state and local budgets. In Europe, sales were sharply lower in France and Eastern Europe due to a weaker economy, partly offset by stronger sales in the rest of Europe, despite an economic slowdown.

Specialty structures sales were flat in North America and higher in China. Utility product sales were lower in China.

Operating income declined 20% to $8.1 million or 5.1% of segment sales. The decline in operating income was primarily due to lower sales volumes in global lighting products, offset by the impact of acquisitions. Overall margins were also impacted by greater sales to Valmont’s Utility Support Structures Segment at intersegment margins. Additionally, factory productivity, startup costs for a new mid-size pole plant, and competitive pricing pressures weighed on margins.

-more-

Irrigation Segment (23% of 1st Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and parts for agriculture in global markets.

Sales fell 21% to $103.1 million compared with $130.8 million in 2008. Global demand for irrigation equipment was weaker than the record first quarter demand experienced in 2008. Globally, we believe customers weighed uncertainty over the economy, lower crop prices and mixed signals over the direction of input costs for the upcoming planting season and curtailed investment in irrigation equipment. In addition, the impact of credit availability impacted sales in some international markets.

Operating income declined 46.4% to $12.0 million. However as a result of good cost management, operating income as a percent of segment sales remained double-digit at 11.7%. Lower volume and de-leverage of operating costs were the primary reasons for the decline in operating income.

Coatings Segment (5% of 1st Quarter Net Sales)

Hot-dip galvanizing, anodizing and powder coatings to protect against corrosion of steel and aluminum in North American markets.

Sales of $30.0 million were 14.6% below last year’s $35.1 million. The sales decrease reflects lower pricing as a result of a reduction in zinc costs and reduced demand, mainly in the agricultural and recreational industries.

Operating income dollars declined 8.5% to $6.0 million and was 20.0% of segment sales, an improvement of 1.3 percentage points. Good control of costs led to the improvement in operating income percent despite a decline in volumes.

2009 Outlook:

“We are cautious about our outlook for the balance of 2009,” Mr. Bay said. “In the North American utility market we expect higher annual revenues. In the Engineered Support Structures Segment, the immediate stimulus in North America is not targeted at projects that will impact Valmont’s revenues, and in general the European market remains weak. The bigger long-term driver for the business in North America will be the renewal of the U.S. Federal Highway bill expected this fall. In the Coatings Segment, we expect revenue declines to reflect weakness in the industrial economy. In the Irrigation Segment, despite farmers’ relatively sound financial position, we expect continued weakness throughout the year with significant unfavorable second and third quarter irrigation comparisons with last year’s record performance.

"On balance, at this time we expect total revenues and net earnings for 2009 to be only modestly lower than 2008 levels.”

-more-

An audio discussion of Valmont’s first quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#:82129308 or via the Internet at 8:00 a.m. April 17, 2009 CDT, by pointing browsers to: http://www.valmont.com/page.aspx?id=32. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:82129308beginning April 17, 2009 at 9:30 a.m. EDT through 12:00 a.m. EDT on April 24, 2009.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

-more-

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (unaudited)
	First Quarter 13 Weeks Ended

	28-Mar-09	29-Mar-08
Net sales	$ 455,154	$ 422,286
Cost of sales	326,838	306,478
Gross profit	128,316	115,808
Selling, general and administrative expenses	69,997	65,342
Operating income	58,319	50,466
Other income (expense)
Interest expense	(4,284)	(4,474)
Interest income	332	621
Miscellaneous	(1,798)	(1,343)
	(5,750)	(5,196)
Earnings before income taxes, minority interest, and equity in earnings of non-consolidated subsidiaries

	52,569	45,270
Income tax expense	17,255	15,054
Earnings before minority interest, equity in earnings of nonconsolidated subsidiaries

	35,314	30,216
Earnings (losses) in nonconsolidated subsidiaries	566	(74)
Net earnings	35,880	30,142
Less: Earnings attributable to the non-controlling interest	(16)	(443)
Net earnings attributable to Valmont Industries, Inc.	$ 35,864	$ 29,699

Average shares outstanding (000's) - Basic	25,902	25,692
Earnings per share - Basic	1.38	$ 1.16

Average shares outstanding (000's) - Diluted	26,225	26,224
Earnings per share - Diluted	$ 1.37	$ 1.13

Cash dividends per share	$ 0.130	$ 0.105

-more-

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES SUMMARY OPERATING RESULTS (Dollars in thousands) (unaudited)

	First Quarter 13 Weeks Ended

	28-Mar-09	29-Mar-08
Net sales
Engineered Support Structures	$ 158,387	$ 149,438
Utility Support Structures	176,061	101,170
Coatings	30,012	35,128
Infrastructure products	364,460	285,736

Irrigation	103,062	130,778
Other	19,610	25,449
Less: Intersegment sales	(31,978)	(19,677)
Total	$ 455,154	$ 422,286

Operating Income
Engineered Support Structures	$ 8,069	$ 10,082
Utility Support Structures	38,956	14,673
Coatings	5,991	6,546
Infrastructure products	53,016	31,301

Irrigation	12,012	22,395
Other	3,474	4,412
Corporate	(10,183)	(7,642)
Total	$ 58,319	$ 50,466

Valmont has aggregated its business segments into four reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide, international utility markets, and for other specialty applications.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services in North America.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include the manufacture of tubular products and industrial fasteners, are reported in the "Other" category.

-more-

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands) (unaudited)

	28-Mar-09	29-Mar-08
ASSETS
Current assets:
Cash and cash equivalents	$ 75,822	$ 67,028
Accounts receivable, net	320,229	282,363
Inventories	317,161	239,358
Prepaid expenses	14,799	18,660
Refundable and deferred income taxes	29,649	24,322
Total current assets	757,660	631,731
Property, plant and equipment, net	273,551	251,270
Goodwill and other assets	299,483	272,201
	$ 1,330,694	$ 1,155,202

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 1,059	$ 25,954
Notes payable to banks	13,843	17,335
Accounts payable	138,381	142,130
Accrued expenses	101,715	98,033
Dividend payable	3,412	2,730
Total current liabilities	258,410	286,182
Long-term debt, excluding current installments	330,720	243,751
Other long-term liabilities	67,958	64,113
Shareholders' equity	673,606	561,156
	$ 1,330,694	$ 1,155,202

END